Exhibit 99.1

Independent Auditors’ Report

Board of Directors
IMTT Holdings Inc.:

We have audited the accompanying consolidated balance sheet of IMTT Holdings Inc. as of December 31, 2006, and the related consolidated statements of income, shareholders’ equity and other comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IMTT Holdings Inc. as of December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

May 15, 2007
New Orleans, Louisiana

IMTT HOLDINGS INC.

CONSOLIDATED BALANCE SHEET
December 31, 2006

ASSETS

Current assets:
Cash and temporary investments (Note 2)	$36,068,000
Accounts and accrued interest receivable, net of allowance of $352,000 (Note 6)	28,915,000
Inventories	5,647,000
Prepaid expenses and deposits (Note 7)	7,444,000
Total current assets	$78,074,000

Property, plant and equipment (Notes 2, 6 and 9):
Land	$28,368,000
Terminal and other facilities	839,631,000
$867,999,000
Less – Accumulated depreciation	(340,948,000)
$527,051,000
Other assets:
Debt issue costs, net (Note 4)	$1,093,000
Investment in foreign terminal	4,432,000
Receivable from related parties, net (Note 3)	65,000
Investment in NTL venture (Note 2)	9,473,000
Other (Notes 2 and 5)	10,247,000
$25,310,000
$630,435,000

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$12,690,000
Accrued liabilities	21,453,000
Dividends payable	14,000,000
Current portion of long-term debt (Note 4)	40,369,000
Total current liabilities	$88,512,000
Other long-term liabilities (notes 2, 4 and 5)	$38,054,000
Long-term debt (notes 3, 4 and 8)	$226,014,000
Deferred income taxes (notes 2 and 7)	$91,207,000
Commitments and contingencies (note 6)
Shareholders’ equity (notes 9, 10 and 11)	$186,648,000
$630,435,000

The accompanying notes are an integral part of this statement.

IMTT HOLDINGS INC.

CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2006

Revenues:
Tank storage and terminal charges (Note 11)	$203,882,000
Other rental income	1,634,000
Railroad operations	1,350,000
Other income (Notes 2 and 3)	4,114,000
Environmental response services	18,599,000
Nursery revenues	9,700,000
Total revenues	$239,279,000

Expenses:
Terminals –
Labor costs (Note 5)	$53,677,000
Repairs and maintenance (Note 6)	17,886,000
Real and personal property taxes	8,287,000
Other operating	32,243,000
Total terminal operating expenses	$112,093,000
Environmental response affiliate expenses	11,941,000
Nursery expenses	10,837,000
General and administrative (Notes 3, 4 and 5)	22,350,000
Interest expense (Notes 2, 3 and 4)	15,759,000
Depreciation and amortization (Notes 2 and 9)	31,056,000
Mark-to-market adjustment of non-hedging derivatives (Notes 2 and 4)	(1,930,000)
$202,106,000

Income before income taxes	$37,173,000
(Provision) Credit for income taxes (Notes 2 and 7):
Current	$(1,766,000)
Deferred	(14,793,000)
$(16,559,000)
Net income	$20,614,000

The accompanying notes are an integral part of this statement.

IMTT HOLDINGS INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Year Ended December 31, 2006

Net income	$20,614,000
Other comprehensive income (loss)
Derivatives (Notes 2 and 4):
Mark-to-market adjustment of interest rate swap agreement	(156,000)
Reclassification to interest expense of loss on $60 million treasury lock agreement	102,000
Net derivatives	(54,000)

Minimum pension liability adjustment
Lemont union plan (Note 5)	(179,000)

Foreign currency translation adjustment	—

Tax effects of items included in other comprehensive income	83,000
Other comprehensive income (loss) (Note 10)	(150,000)
Comprehensive income	$20,464,000

The accompanying notes are an integral part of this statement.

IMTT HOLDINGS INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
For the Year Ended December 31, 2006

Balance, December 31, 2005 (Note 10)	$81,121,000

Net income	20,614,000

Other comprehensive income (loss) (Notes 2, 4, 5 and 10)	(150,000)

Cash contributions, net of related costs (Note 9)	241,892,000

Distributions (Note 11)	(156,829,000)

Balance, December 31, 2006 (Note 10)	$186,648,000

The accompanying notes are an integral part of this statement.

IMTT HOLDINGS INC.

CONSOLIDATED STATEMENT OF CASH FLOW
For the Year Ended December 31, 2006

Cash flows from operating activities
Net income	$20,614,000
Adjustments to reconcile net cash provided by operating activities
Depreciation and amortization	31,056,000
Decrease in accounts and accrued interest receivable	15,950,000
(Increase) in inventories	(251,000)
Decrease in prepaid expenses and deposits	592,000
(Increase) in investment in foreign terminal	(283,000)
(Increase) in other assets	(620,000)
(Decrease) in accounts payable	(8,991,000)
(Decrease) in accrued liabilities	(6,126,000)
Increase in deferred income taxes	14,793,000
(Decrease) in other long-term liabilities	(1,312,000)
Amortization of treasury lock agreement	102,000
Loss on sale/retirement of assets	1,277,000
(Gain) on sale of investment in joint venture	(10,000)
Net operating cash flows	$66,791,000

Cash flows from investing activities
Purchase of plant assets	$(88,784,000)
(Increase) in other assets	(3,791,000)
Sale of investment in joint venture	130,000
Proceeds from sale of fixed assets	1,905,000
Net investing cash flows	$(90,540,000)

Cash flows from financing activities
Net (payments) under U.S. bank syndicate line of credit agreement	$(34,800,000)
Net other bank (payments)	(26,640,000)
Distributions to shareholders	(142,829,000)
Contributions from shareholders, net of related costs	241,892,000
Net receipts (payments) of receivables/payables with related parties	8,988,000
Loans from shareholders	11,172,000
Debt issue cost incurred	(257,000)
Net financing cash flows	$57,526,000
Net increase in cash and temporary investments	$33,777,000
Net increase (decrease) in cash due to currency translation	$—
Cash and temporary investments at beginning of year	2,291,000
Cash and temporary investments at end of year	$36,068,000

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest (net of amount capitalized)	$14,478,000
Income taxes	2,905,000

The accompanying notes are an integral part of this statement.

IMTT HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

(1) Nature of operations and organization

IMTT Holdings Inc. (“IHI”) formerly Loving Enterprises Inc., owns 100% of various corporations and limited liability companies (International Tank Terminals, L.L.C. and Affiliates, “ITT and Affiliates”) who in turn own 100% of various operating entities, primarily partnerships (“IMTT Combined”).  The following chart summarizes the relationship of the various ITT and Affiliates and IMTT Combined entities.

Parent Entities (ITT and Affiliates)		Subsidiary/Operating Entities (IMTT Combined)
99% Ownership	1% Ownership

International Tank Terminals, L.L.C.	ITT-Storage, Inc.	International-Matex Tank Terminals
Bayon of LA, Inc.	ITT-BT Partner, Inc.	BT
International Tank Bayonne, Inc.	ITT-Bayonne Storage, Inc.	IMTT-Bayonne
ITT-BX, Inc.	ITT-BX Storage, Inc.	IMTT-BX
ITT-Pipeline, Inc.	ITT-Pipeline Partner, Inc.	IMTT-Pipeline
ITT-Interterminal Pipeline, Inc.	ITT-Interterminal Pipeline Partner, Inc.	IMTT-Interterminal Pipeline
ITT-BC, Inc.	ITT-BC Storage, Inc.	IMTT-BC
ITT-CX, Inc.	ITT-CX Storage, Inc.	IMTT-CX
ITT-USA, Inc.	ITT-USA Partner, Inc.	IMTT-USA
Hook Terminalling, Inc.	HTC Partner, Inc.	Hook Terminalling Company
ITT-Gretna, L.L.C.	ITT-Gretna Storage, Inc.	IMTT-Gretna
ITT-Chesapeake, Inc.	ITT-Chesapeake Storage, Inc.	IMTT-Chesapeake
ITT-Richmond, Inc.	ITT-Richmond Storage, Inc.	IMTT-Richmond
ITT-Richmond-CA, Inc.	ITT-Richmond-CA Storage, Inc.	IMTT-Richmond-CA
ITT-Lemont, Inc.	ITT-Lemont Storage, Inc.	IMTT-Lemont
ITT-Petroleum Management, Inc.	ITT-SPR Partner, Inc.	IMTT-Petroleum Management
ITT-Geismar, L.L.C.	ITT-Geismar Storage, Inc	IMTT-Geismar
International Environmental Services, Inc.	ITT-IEP Partner, Inc.	International Environmental Partners
ITT-NTL, Inc. (100%)	—	IMTT-NTL, Ltd.

The IMTT Combined entities primarily provide bulk liquid storage and handling services in North America through terminals located on the East, West and Gulf Coasts as well as the Great Lakes region of the United States and in Quebec and Newfoundland, Canada, with the predominant terminals located in New York harbor and on the Mississippi River near the Gulf of Mexico. Petroleum products, vegetable and tropical oils and various chemicals are stored and handled.

International-Matex Tank Terminals (IMTT) is a partnership formed in 1975 to own and operate bulk liquid storage terminal facilities in Louisiana. BT and IMTT -Bayonne are partnerships formed in 1983. BT was formed to purchase Bayonne Industries, Inc. (BII). The IMTT-BX partnership was formed in 1993 to acquire the terminal facility adjacent to Bll’s tank terminal on April 1, 1993. IMTT-BC and IMTT-CX are partnerships organized in 1996 to purchase certain terminal assets in 1997 that are contiguous to the existing Bayonne terminal. Hook Terminalling Company (Hook) is a partnership formed in 2003 to purchase and own land adjoining the existing Bayonne terminal. IMTT-Pipeline and IMTT-Interterminal Pipeline partnerships were formed in 1996 to own an interest in a pipeline utilized in the transfer of products by IMTT-Bayonne and other third parties. In 2004, IMTT-Interterminal Pipeline acquired terminal assets adjacent to the existing Bayonne terminal. IMTT-Bayonne was formed to lease and operate tank terminal and warehouse facilities owned by BII, IMTT-BX, IMTT-BC, IMTT-CX, Hook and IMTT-Interterminal Pipeline in Bayonne, New Jersey/ New York Harbor. IMTT-Gretna is a partnership formed in 1990 to purchase and operate a bulk liquid storage terminal in Gretna, Louisiana. IMTT-Chesapeake and IMTT-Richmond are partnerships formed in 1991 to purchase and operate bulk liquid storage terminals in Chesapeake and Richmond, Virginia, respectively. IMTT-Petroleum Management is a partnership formed in 1992 to own an interest in a joint venture operating the United States Strategic Petroleum Reserve. IMTT-Richmond-CA is a

IMTT HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

(1) Nature of operations and organization – (continued)

partnership formed in 1995 to purchase and operate a bulk liquid storage terminal in Richmond, California. IMTT-Lemont is a partnership formed in 1997 to purchase and operate a terminal facility in Lemont, Illinois. IMTT-NTL, Ltd. is a Canadian corporation formed in 1997 to own an interest in and operate a terminal in Newfoundland, Canada. IMTT-Quebec Inc., a 662/3% owned subsidiary of IMTT, operates a bulk liquid storage terminal located in Quebec, Canada. Due to its immateriality, this investment is accounted for utilizing the equity method of accounting in the accompanying financial statements. IMTT-Geismar is a partnership formed in 2006 to construct and operate a chemical logistics facility in Geismar, Louisiana (see Note 6). In 2006 it derived revenue from and operated a dock under an assigned contract. International Environmental Partners is a partnership formed in 1999 to own an entity that provides environmental response and other services to the terminals and others. IMTT also owns and operates a floral and plant nursery business.

(2) Summary of significant accounting policies

Combination:

The accounts of IHI have been consolidated with those of ITT and Affiliates as well as those of IMTT Combined after eliminating all intercompany account balances and transactions (“IHI Consolidated”). IMTT Combined consists of the operating partnerships previously described consolidated with their wholly-owned financing subsidiary, IMTT-Finco (“The Partnerships”) further combined with the Canadian corporation, IMTT-NTL, Ltd. (“IMTT Combined”).

Revenue recognition:

Contracts for the rental of storage capacity at the various terminals predominantly have non-cancelable terms of from one to five years. These leases generally provide for the payment of rentals for providing storage capacity throughout their term based on a fixed rate per barrel of capacity leased, as adjusted annually for inflation indices. Leases are classified and accounted for as operating leases and rental revenue is recognized ratably over their term. Revenue from the rendering of ancillary services (e.g. product movement (thruput), heating, mixing, etc.) is recognized as the related services are performed. Thruput revenues are not recognized until the thruput quantity specified in the lease for the applicable period is exceeded. Payments received prior to the related services being performed are recorded as deferred revenue and included in other long-term liabilities in the accompanying balance sheet. Environmental response services revenues are recognized as services are rendered and nursery revenues are recognized upon shipment of product to customers.

Property, plant and equipment:

Property, plant and equipment is carried at cost (as adjusted for the push down accounting method) including applicable construction period interest. Construction period interest of $2,369,000 was capitalized in 2006. Depreciation is provided using the straight-line method over lives which range from 15 to 30 years for the terminal facility and 3 to 8 years for furniture, fixtures and equipment. Costs which are associated with capital additions and improvements or that extend the useful lives or increase service capacity of assets are capitalized; costs of maintenance and repairs are expensed. As a result of the purchase of Van Ommeren’s partnership interest and the application of the push down accounting method thereto as further described in Note 9, property, plant and equipment carrying values were adjusted upward in 2000 by approximately $38.7 million and this adjustment is being amortized over the remaining useful lives of the assets. Terminal fixed assets with a net book value of $520,711,000 at December 31, 2006 are utilized to provide leased storage capacity and related services to customers/ lessees.

IMTT HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

(2) Summary of significant accounting policies – (continued)

Other assets:

Costs incurred to deepen vessel draft at the Partnerships’ docks as well as those incurred periodically to maintain draft depths for more than one year are capitalized and amortized over their estimated useful lives (3 to 20 years), as a planned major maintenance activity. In 2006, amounts capitalized were $3,791,000 and amortization of such costs was $1,356,000.

Income taxes:

Income tax expense includes federal and state taxes currently payable as well as deferred taxes arising from temporary differences between income for financial reporting and income tax reporting purposes. Deferred income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109. These temporary differences consist primarily of fixed asset basis differences as well as various expenses which affect the financial statements and tax returns in different periods. Differences in the basis of the fixed assets for accounting and income tax reporting purposes exist primarily as a result of different depreciation methods and lives used for financial and income tax reporting purposes, involuntary conversion treatment, for income tax purposes, of proceeds received from asset expropriations and settlement of insurance coverage for property damage, as well as the application of the push down accounting method to the purchase of Van Ommeren’s partnership interest. Operating loss and tax credit carryforwards are recognized as reductions to deferred income taxes if it is likely that their benefit will be realized.

Investment in NTL venture:

On July 21, 1997 IMTT-NTL, Ltd. acquired a 20% interest in Newfoundland Transshipment Limited (NTL), a Canadian corporation which owns and operates a storage and transshipment terminal located in Newfoundland. The investment is shown in the accompanying balance sheet at cost adjusted for the push down accounting method ($9,473,000 at December 31, 2006). NTL guarantees its shareholders a minimum 12% return on investment. This return on investment ($1,307,000 for 2006) has been recorded as other income in the accompanying income statement as its ultimate realization is reasonably assured based on the nature of its operations and the involvement of major oil companies as customers and shareholders.

Derivatives:

IHI Consolidated has entered into certain derivative instruments to hedge or fix the interest cost of certain borrowings. See Note 4. These derivative instruments are accounted for at fair market value in accordance with SFAS No. 133. To the extent they meet the criteria as an effective cash flow hedge in accordance with that accounting standard, changes in the fair market value of these derivatives are recorded as components of other comprehensive income. Derivative instruments which are determined to be ineffective in meeting hedge criteria are recognized at fair value in the accompanying balance sheet and changes therein are recognized in earnings as a component of periodic net income.

Estimates:

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures. Some of the more important estimates and assumptions concern depreciation methods and lives, future environmental remediation costs and pension plan discount rates and rates of return on plan assets. Actual results may differ from those estimates and assumptions.

IMTT HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

(2) Summary of significant accounting policies – (continued)

Foreign currency translation:

The balance sheet accounts of IMTT-NTL, Ltd. are translated from their foreign currency (Canadian dollars) to U.S. dollars at exchange rates in effect at the end of the year and income statement accounts are translated at average exchange rates for the year. Translation gains or losses as a result of changes in the exchange rate are recorded as a component of other comprehensive income.

Cash and temporary investments:

Cash and temporary investments includes highly liquid investment of excess cash held in money market accounts earning market interest rates and available for operating and other needs on a daily basis.

(3) Related party transactions

During 2006, IHI Consolidated paid or accrued $2,203,000 to entities related to a group of shareholders for legal services and office rent which are recorded as general and administrative expense in the accompanying income statement. IHI Consolidated charged a fee to another entity owned by a group of shareholders of $160,000 in 2006 which is recorded as other income in the accompanying income statement. In 2003 through 2005, employees of entities related to a group of shareholders were participants in the Partnerships’ pension plan and were allocated a portion of the annual benefit cost based on information supplied by the Plan’s actuary. In 2006, these employees became participants of other unrelated benefit plans and the Partnerships’ pension plan recognized the settlement of its liability to this group of employees. See Note 5 for further details. Receivable from affiliates of $65,000 at December 31, 2006 consists of receivables from entities owned by a group of shareholders. Interest income recorded on these balances and recognized in the accompanying financial statements is $150,000 for 2006. Interest expense accrued on balances due to an entity related to a group of shareholders was $8,000 for 2006. In accordance with the terms of the shareholders’ agreement, IHI has loans outstanding to a group of shareholders at December 31, 2006 of $11,172,000. Interest accrued on these loans for 2006 was $210,000.

(4) Long-term debt and related derivatives

Long-term debt consists of the following:

Tax-exempt bonds, 3.95% at December 31, 2006	$30,000,000
Tax-exempt bonds of terminated El Dorado joint venture, 3.95% at December 31, 2006	6,300,000
Unsecured notes payable under revolving bank U.S. credit facility	—
Notes payable under revolving credit facility with a Canadian bank, 5.55% at December 31, 2006	3,907,000
7.15% note purchase agreement with final maturity of November 28, 2016	60,000,000
8% note purchase agreement with final maturity of November 28, 2016	50,000,000
Capitalized land sublease due in monthly installments through October, 2011 with interest at 7%	968,000
Loans from shareholders, 5.50%, due in quarterly installments over a 15 year period beginning March 31, 2008	11,172,000
Notes payable to a bank, 6.35% at December 31, 2006	104,000,000
Other	36,000
$266,383,000
Less – Current maturities	(40,369,000)
$226,014,000

IMTT HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

(4) Long-term debt and related derivatives – (continued)

In 1993, BII and IMTT-Bayonne issued $30,000,000 of tax-exempt New Jersey Economic Development Authority Dock Facility Revenue Refunding Bonds (the Bonds) to refinance and retire previously issued tax-exempt industrial development revenue bonds. Issue costs related to this financing were capitalized and are being amortized over the life of the Bonds.

In accordance with the terms of the Bond indenture, BII and IMTT-Bayonne select from four interest rate-setting frequency modes; daily, weekly, CP (from 30 to 269 days) and adjustable rate mode (at least six months). The interest rates for these various alternatives are determined by the remarketing agent as the lowest rate that will allow the Bonds to be sold at par based on the current market conditions. For all of 2006 and 2005, the Bond interest rate was set under the daily rate mode.

The Bonds are secured by $30,473,000 of irrevocable letters of credit, which expire November, 2007 (if not extended), issued by the banks under the credit facility discussed below.

The Bonds mature on December 1, 2027 but are subject to optional and mandatory tender, as well as various redemption provisions, at 100% of principal and accrued interest (plus applicable premium if the Bonds are in the adjustable rate mode). When in the daily or weekly rate mode, bondowners may, at their option, tender the Bonds to the remarketing agent for payment of principal and accrued interest.

The Bonds are also subject to mandatory tender provisions in the following cases: 1) each time the interest rate mode is converted, 2) if the related letters of credit are released or allowed to terminate or expire without replacement or extension, 3) substitution of an alternate credit facility for an existing letter of credit, if certain conditions are not met and 4) on each CP rate reset date. After tender, if sufficient funds are not available from remarketing the Bonds, the bondowners could be paid from the proceeds of a draw on the related letters of credit, or, should sufficient funds not be available from letters of credit, the Bonds could be purchased by BII and IMTT-Bayonne. The Bonds may be redeemed at various times at the direction of BII and IMTT-Bayonne while in any rate mode and are also subject to mandatory redemption if the Bonds are determined to be taxable.

IMTT-BC is responsible for the payment of principal (due December 1, 2021) and related interest of a $6.3 million New Jersey Economic Development Authority tax-exempt bond issue of a terminated joint venture. Interest terms on these bonds are similar to those issued by BII and IMTT-Bayonne discussed previously. These bonds are secured by a $6,404,000 irrevocable letter of credit issued by the banks under the credit facility discussed below.

In November, 2001 IMTT-Finco replaced its existing bank credit facility with a new bank credit facility and a $60 million note purchase agreement. IMTT-Finco is the borrower (and supplies funds to the Partnerships) under a $140,000,000 unsecured revolving U.S. credit facility with a seven bank syndicate expiring in November, 2007. The Partnerships guarantee repayment of this debt to the banks and a majority of the outstanding stock of IMTT-NTL, Ltd. and IMTT-Quebec Inc. is pledged in repayment of this debt.

IMTT-Finco can borrow, at its option, (for various periods) under the agreement at either LIBOR plus 1.075% to 1.70%, or the banks’ base lending rate plus .075% to .70%, with the percentage added to each of these borrowing options dependent upon the ratio of debt to earnings before interest, taxes and depreciation and amortization, as defined.

The $140,000,000 credit facility includes the availability of up to $50 million of letters of credit. Letters of credit outstanding under this facility at December 31, 2006 ($38,808,000) primarily secure obligations of BII, IMTT-Bayonne and IMTT-BC under certain tax-exempt bonds referred to previously. IMTT-Finco had no debt outstanding under this facility at December 31, 2006, thus leaving $101,192,000 available under of this credit facility at December 31, 2006.

IMTT HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

(4) Long-term debt and related derivatives – (continued)

IMTT Combined is subject to various covenants under this credit facility. The primary covenants require the maintenance of certain ratios, as defined, of combined 1) debt to earnings before interest, income taxes and depreciation and amortization, 2) earnings before interest, income taxes and depreciation and amortization to interest expense and 3) tangible net worth to tangible net worth at December 31, 2000. The loan agreement also restricts additional indebtedness and guarantees, liens on assets, additional investments and loans, sales or dispositions of assets and change of control, as defined, among other requirements.

IMTT-Finco also entered into a $60 million note purchase agreement in November, 2001 and a $50 million note purchase agreement in April, 2002. These agreements bear interest throughout their term at 7.15% and 8%, respectively. Annually, beginning November 28, 2010, note principal installments of $8,571,500 and $7,142,850, respectively, are due until the final principal payment on November 28, 2016. IMTT-Finco may prepay any portion of the outstanding balance of these notes which may be subject to payment of an additional “make-whole amount”, as defined in the agreement. These agreements contain covenants, guarantees and stock pledges identical to the $140 million bank syndicate credit facility.

In 2002, IMTT-NTL, Ltd. and IMTT-Quebec Inc. entered into a $15 million (U.S. equivalent) revolving credit facility with a Canadian bank. Loans under this facility are available in Canadian dollars at prime or bankers’ acceptances rates plus spreads based on the ratio of debt to earnings before interest, income taxes and depreciation and amortization identical to those under the $140 million bank syndicate U.S. credit facility. This facility which terminates November 28, 2007 has covenants, guarantees and stock pledges identical to the $140 million bank syndicate credit facility.

Costs related to obtaining the $140 million revolving bank credit facility, the $60 and $50 million note purchase agreements and the Canadian bank credit facility have been capitalized and are being amortized over the term of the related debt.

IMTT Combined is in the process of renewing and expanding its U.S. and Canadian bank credit facilities for a five year period with more favorable rates and covenants than contained in its existing agreements. This renewal should be completed in the spring of 2007.

The interest rate on the borrowings under the tax-exempt bonds and the revolving bank credit facilities adjusts periodically depending on their individual terms as previously described. In an effort to achieve a more stable interest cost and reduce the risk of rising interest rates and expense, two interest rate swap agreements with two separate large banks were entered into. The primary terms and the accounting treatment of these financial instruments are described below.

In 1997 the Partnerships entered into a $50,000,000, ten year interest rate swap agreement. Under this agreement, the Partnerships are the fixed rate payers (6.4%) and the bank is the floating rate payer. The floating rate is based on LIBOR (5.37344% at December 31, 2006) determined quarterly. Net interest expense incurred under this agreement for the year ended December 31, 2006 was $665,000 and is included in interest expense in the accompanying income statements.

This interest rate swap agreement was entered into as a cash flow hedge against the interest cost associated with the Partnerships’ variable rate borrowings under the existing bank revolving credit facility in 1997. As a result of the Partnerships’ refinancing activities in 2001 which mitigated the probability of future variable rate borrowings, the interest rate swap agreement was considered ineffective for hedge accounting purposes. The fair value of the interest rate swap agreement ($546,000 as of December 31, 2006) is included in other long-term liabilities in the accompanying balance sheet. Changes in the fair value of the interest rate swap agreement are recognized in the accompanying statement of income ($1,136,000 gain for 2006).

IMTT HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

(4) Long-term debt and related derivatives – (continued)

Another interest rate swap agreement was entered into in 2006. This $36.3 million forward interest rate swap agreement becomes effective in October, 2007 for a five year period and is designed to fix the interest rate on an identical amount of tax-exempt debt at the fixed swap rate of 3.41%. The fair market value of this interest rate swap at December 31, 2006 ($156,000) has been recorded in other long-term liabilities and other comprehensive income in the accompanying financial statements.

In connection with the $60 million note purchase agreement previously discussed, a treasury lock agreement was entered into in an effort to limit the risk of future interest rate increases and fix rates at current levels at the time the agreement was entered into. A treasury lock agreement of identical notional amount was settled with a payment of $1,378,000 in 2001. This payment was recorded as a component of other comprehensive income and is being amortized to net income as additional interest expense such that the effective rate of the $60 million note purchase agreement is 7.44% ($102,000 of amortization was recorded in 2006).

As discussed in Note 9, on January 1, 2000 ITT and Affiliates purchased the remaining 49.5% interest in the subsidiaries discussed in Note 1. The consideration for the purchase was in the form of notes payable to the former partner totaling $130,000,000. These notes bore interest at LIBOR plus one percent and contained payment terms of interest only for the first five years with equal annual principal payments over the remaining five-year term of the notes beginning December 31, 2005. These notes also contained terms that subordinated them to any current or future debt of IMTT Combined.

In December, 2005, the $130 million of notes of ITT and Affiliates payable to a former partner (see Note 9) were refinanced with a bank. Principal payments were revised to $13,000,000 annually from December 31, 2005 to December 31, 2010 with the remaining $52 million due December 23, 2012. Interest rates are the same as under the original notes payable to a former partner. IMTT Combined has guaranteed principal payments for the following amounts of this debt:

Effective Date – December 30, 2006	$13,000,000
December 31, 2006 – December 30, 2007	26,000,000
December 31, 2007 – December 30, 2008	39,000,000
December 31, 2008 – December 30, 2009	52,000,000
December 31, 2009 – December 30, 2010	65,000,000
December 31, 2010 – December 23, 2012	52,000,000

The refinanced debt retains the clause in the original note that it is subordinate to any current or future debt of IMTT Combined. Additionally, after December 31, 2009, if the ratio of debt to earnings before interest, taxes, depreciation and amortization of IMTT Combined exceeds a prescribed ratio, the outstanding debt balance is assumed by IMTT Combined from ITT and Affiliates. Further, the loan agreement restricts IMTT Combined and ITT and Affiliates from pledging assets unless the bank receives an equal security interest in such assets, consolidating or merging with another entity, or incurring a change of control, as defined. The guaranty of IMTT Combined could be accelerated if IMTT Combined defaults under any of its debt obligations. IHI is prohibited from selling or pledging its ownership interests in ITT and Affiliates and IMTT Combined.

With the objective of achieving a stable interest cost and reducing the risk of rising interest rates and expense related to this debt, interest rate swap agreements with two banks were entered into in 2001 with notional amounts and scheduled maturity terms exactly equal to that of the original notes to the former partner. Under these agreements, ITT and Affiliates were the fixed rate payers (7.1475%) and the banks were the floating rate payers. The floating rate was based on LIBOR (5.35% at December 31, 2006) determined monthly. Net interest expense incurred under these agreements for the year ended December 31, 2006 was $1,068,000 and is included in interest expense in the accompanying statement of income. The ITT and Affiliates obligations under these agreements are guaranteed by their wholly-owned subsidiary International-Matex Tank Terminals. On May 31, 2006, these interest rate swap agreements were amended (and the agreement of one of the banks was assigned to and assumed by the

IMTT HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

(4) Long-term debt and related derivatives – (continued)

other bank that was a party to these agreements). The amendments resulted in an increase in the notional amount of the swap agreement to exactly match the terms of the December, 2005 refinancing of the notes payable to a former partner with a bank and a reduction in the fixed rate paid by ITT and Affiliates to 6.29%. No payments were made to settle the fair market value loss of the original agreements but the fixed rate of the amended agreement was designed to repay this loss over the term of the amended agreement. As with the original agreements, payments thereunder are guaranteed by International Matex Tank Terminals. Net interest expense incurred under this agreement for the year 2006 was $686,000 and is included in interest expense in the accompanying income statement. The fair market value loss of the amended swap agreement of $5,114,000 at December 31, 2006 has been included in other long-term liabilities in the accompanying balance sheet and the change in the fair market value for the year 2006 ($794,000 gain) has been recorded in the accompanying statement of income in accordance with accounting for cash flow derivatives under SFAS No. 133.

(5) Employee benefits

Except for a plan covering certain employees covered by a collective bargaining agreement at the Lemont, Illinois terminal, substantially all employees of the Partnerships are eligible to participate in a defined benefit pension plan (the Plan). Benefits under the Plan are based on years of service and the employees’ highest average compensation for a consecutive five year period. Coincident with the acquisition of terminal facilities in 1997 by IMTT -Lemont, it became the sponsor of a defined benefit plan covering union employees at this terminal (Union Plan). Monthly benefits under this plan are computed based on a benefit rate in effect at the date of the participant’s termination ($45.50 at November 1, 2006) multiplied by the number of years of service. The Partnerships’ contributions to both plans are based on the recommendations of its consulting actuary.

The following table sets forth the obligations and assets (as well as changes therein) of both plans, the resulting funded status and amounts recognized in the accompanying financial statements. (The measurement date for plan assets is October 31).

	The Plan	Union Plan
Changes in benefit obligation:
Benefit obligation at beginning of year	$46,678,000	$2,416,000
Service cost	2,965,000	151,000
Interest cost	2,966,000	148,000
Amendments	—	—
Assumption changes	6,607,000	266,000
Actuarial loss (gain)	418,000	(11,000)
Benefits paid	(1,728,000)	(48,000)
Settlement (Note 3)	(2,208,000)	—
Benefit obligation at end of year	$55,698,000	$2,922,000

Changes in plan assets:
Fair value of plan assets at beginning of year	$24,206,000	$1,939,000
Actual return on plan assets	2,591,000	210,000
Employer contribution	6,679,000	292,000
Benefits and expenses paid	(1,728,000)	(48,000)
Settlement (Note 3)	(1,623,000)	—
Fair value of plan assets at end of year	$30,125,000	$2,393,000

IMTT HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

(5) Employee benefits – (continued)

	The Plan	Union Plan

Funded status:	$(25,573,000)	$(529,000)
Unrecognized net transition obligation	—	—
Unrecognized net actuarial loss(gain)	13,613,000	707,000
Unrecognized prior service cost	1,454,000	119,000
Prepaid (accrued) benefit cost	(10,506,000)	297,000
Adjustment for minimum pension liability (Note 10)	—	(826,000)
Recognized pension (liability)	$(10,506,000)	$(529,000)
Less amount attributable to related entities (Note 3)	(256,000)	—
Pension (liability) recognized in balance sheet	$(10,250,000)	$(529,000)

Minimum pension liability:
Accumulated benefit obligation	$38,128,000	$2,922,000
Less: Fair value of plan assets	30,125,000	2,393,000
Less: Accrued (prepaid) benefit cost	10,506,000	(297,000)
Minimum pension liability recognized	$—	$826,000

Components of minimum pension liability:
Accumulated other comprehensive income (Note 10)	$—	$707,000
Intangible asset	—	$119,000
Minimum pension liability	$—	$826,000

Components of net periodic benefit cost:
Service cost	$2,965,000	$151,000
Interest cost	2,966,000	148,000
Expected return on plan assets	(2,343,000)	(171,000)
Amortization of prior service cost	170,000	12,000
Amortization of transition obligation	—	—
Recognized net actuarial loss (gain)	585,000	37,000
Settlement (Note 3)	579,000	—
Net periodic benefit cost of the plan	$4,922,000	$177,000
Less amount attributable to related entities (Note 3)	—	—
Net periodic benefit cost recognized in statement of income	$4,922,000	$177,000

Weighted average assumptions as of December 31:
Discount rate	5.60%	5.60%
Expected return on plan assets	8.50%	8.50%
Rate of compensation increase	5.47%	—

As of December 31, 2006 and for the year 2006, the discount rate assumption used in the computation of benefit obligations was changed to 5.60% to better approximate returns available on high quality fixed income investments. The long-term rate of return of pension assets is based on historical results adjusted as necessary for future expectations.

Weighted average asset allocation:
Domestic equity funds	41.1%	40.7%
International equity funds	15.4%	15.3%
Domestic fixed income funds	38.8%	39.3%
Other	4.7%	4.7%
Total	100.0%	100.0%

IMTT HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

(5) Employee benefits – (continued)

Pension asset investment decisions are made with assistance of an outside paid advisor to achieve the multiple goals of high rate of return, diversification and safety.

Expected benefit payments:
Year 2007	$691,000	$68,000
Year 2008	879,000	96,000
Year 2009	1,202,000	104,000
Year 2010	1,328,000	128,000
Year 2011	1,555,000	131,000
Years 2012 – 2016	11,647,000	819,000
Anticipated contributions for 2007	$2,560,000	$128,000

The Partnerships provide post-retirement life insurance (coverage equal to 25% of final year compensation not to exceed $25,000) and health benefits (coverage for early retirees at least 62 years old on early retirement to age 65, reimbursement of medicare premiums for the Bayonne terminal employees and some smaller health benefits no longer offered) to retired employees. The Partnerships adopted the accounting treatment for post-retirement benefits other than pensions as prescribed by SFAS No. 106 in 2006. As allowed by that accounting standard, the Partnerships elected to defer and amortize the January 1, 2006 transition obligation over ten years.

The following table sets forth the obligation and assets (as well as changes therein) of these plans, the resulting funding status and amounts recognized in the accompanying financial statements. The measurement date for plan assets and liabilities is December 31, 2006.

Changes in benefit obligation:
Benefit obligation at beginning of year	$3,512,000
Service cost	110,000
Interest cost	192,000
Actuarial (gain)	(1,025,000)
Benefits paid	(157,000)
Benefit obligation at end of year	$2,632,000
Changes in plan assets:
Fair value of plan assets at beginning of year	$—
Employee contribution	157,000
Benefits paid	(157,000)
Fair value of plan assets at end of year	$—
Funded status	$(2,632,000)
Unrecognized net transition obligation	3,161,000
Unrecognized net (gain)	(1,025,000)
Prepaid (accrued) benefit cost	$(496,000)
Components of net periodic benefit cost:
Service cost	$110,000
Interest cost	192,000
Amortization of transition obligation	351,000
Net periodic benefit cost of the plan	$653,000

IMTT HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

(5) Employee benefits – (continued)

Weighted average assumptions as of December 31, 2006:

Discount rate	5.60%
Rate of compensation increase	3.00%

A 10% annual rate of increase in health care costs for the year 2006 was assumed (8.5% at December 31, 2006) decreasing by .75% annually to a 5% annual level.

Expected benefit payments and contributions:
Year 2007	$190,000
Year 2008	170,000
Year 2009	150,000
Year 2010	150,000
Year 2011	150,000
Year 2012 – 2016	810,000

Assumptions concerning health care cost trend rates can have a significant impact on plan costs and liabilities, as shown below.

	Using Stated Assumptions	One Percentage Point
		Decrease	Increase

Service cost	$110,000	$103,000	$118,000
Interest cost	192,000	183,000	$202,000
Accumulated post retirement benefit obligation	2,623,000	2,540,000	2,716,000

In accordance with SFAS No. 158, non-public employers sponsoring defined benefit pension and other post retirement plans are required to present the net funded position of these plans in the financial statements (rather than the footnotes in accordance with current generally accepted accounting principles) for fiscal years ending after June 15, 2007. The Partnerships intend to adopt SFAS No. 158 in its 2007 financial statements.

The Partnerships have established a supplementary, non-qualified benefit plan for certain management employees whose compensation exceeds the maximum eligible for inclusion in the qualified defined benefit plan. Under this plan, the Partnerships fund additional compensation to the affected employees on a pre-tax basis that will allow them to make a contribution to a separate investment account which the employees own that will provide the actuarial equivalent of the benefits available as if all of the employees’ compensation had been included in the qualified defined benefit plan. Expense related to this plan of $664,000 in 2006 is recorded as additional compensation and primarily included in general and administrative expense in the accompanying financial statements.

The Partnerships have established defined contribution Section 401 (k) employee benefit plans. Under the primary plan, employees who are eighteen years old and have six months of service are eligible to participate. Employees may contribute up to the maximum allowable for Federal income tax purposes and the Partnerships’ matching contribution is determined each year by management. In 2006, the Partnerships elected to match 5% of employee contributions. Total expense for the 401 (k) plans recognized for 2006 was $157,000.

The Partnerships purchase life insurance for certain management employees and provide for the repayment of premiums paid through deferred compensation arrangements. Under this program, various amounts of life insurance are purchased and paid for by the Partnerships and receivables are recorded from each management employee, along with accrued interest. At retirement or termination of service, funds are provided to the plan participants under deferred compensation agreements to provide for the repayment of premiums paid and ownership of the policies is transferred at that time. Expense related to the deferred compensation arrangements is recorded annually as employee service is rendered to the Partnerships. Expense associated with providing this benefit of $398,000 for 2006 is recorded in general and administrative expense in the accompanying financial statements.

IMTT HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

(6) Commitments and contingencies

IHI Consolidated is involved in various lawsuits, claims and inquiries (including environmental matters) which are routine to the nature of its business. Management believes that resolution of these matters will not result in any material adverse effect on the financial statements.

Many of the entities comprising IMTT Combined are subject to compliance with federal and state environmental regulations, some of which require environmental remediation and ongoing monitoring activities. Depending upon the nature and circumstances of such activities, certain of the expenditures related thereto have been recorded as operating expenses in the accompanying income statements and others are capitalized as such expenditures are incurred.

A summary of these environmental remediation matters follows.

As a result of an equipment failure and subsequent product release and clean-up in 2003 in Richmond, California, a consent order was entered into requiring the California terminal to implement enhanced containment systems to mitigate the effect of future accidental releases. This containment system is in the process of implementation and should be completed in 2007 at an estimated remaining cost of $1.3 million to $1.5 million.

An accidental product release and subsequent clean-up at the Lemont, Illinois terminal revealed a more extensive contamination problem which existed at the time of the purchase of this facility from its former owners. The Lemont terminal entered into a consent order with the state of Illinois to remediate the contamination. Remediation is also required as a result of the renewal of a lease with a government agency for a portion of the terminal. This remediation effort, consisting of among other things, the implementation of extraction and monitoring wells and soil treatment, is estimated to span a period of ten to twenty years or more at a cost of $10 million to $15 million.

The Bayonne, New Jersey terminal which has been acquired and aggregated over a 23 year period, contains pervasive remediation requirements that were assumed at the time of purchase from the various former owners. One former owner retained environmental remediation responsibilities for a purchased site as well as sharing other remediation costs. These remediation requirements are documented in two memoranda of agreement and an administrative consent order with the state of New Jersey. Remediation efforts entail removal of free product, soil treatment, repair/replacement of sewer systems, and the implementation of containment and monitoring systems. These remediation activities are estimated to span a period of ten to twenty or more years at a cost ranging from $49.9 to $79.9 million.

The remediation activities described previously at the three terminals are estimated based on currently available information, in undiscounted U.S. dollars and are inherently subject to relatively large fluctuation. Management believes that the cost of the foregoing remediation activities ($61.2 million to $96.4 million in total) is capitalizable in accordance with generally accepted accounting principles (E.I.T.F. 90-8) as such costs are recoverable and improve the property as compared with its condition when acquired and either 1) extend the life, increase the capacity or improve the safety and/or efficiency of the property or 2) mitigate or prevent environmental contamination that has yet to occur that may result from future operations or activities. During 2006 approximately $3.7 million of such expenditures were incurred and capitalized within property, plant and equipment. For the year ended December 31, 2006 approximately $3.4 million of environmental related cost that did not meet the capitalization criteria were charged to operations.

In 2005, IMTT Combined entered into a commitment to construct and operate a chemical liquid logistics facility in Geismar, Louisiana with an estimated total cost of $168,000,000. At December 31, 2006, $36.2 million of costs related to this project has been incurred and included in property, plant and equipment in the accompanying balance sheet. Completion of construction is estimated in the spring of 2008.

IMTT HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

(6) Commitments and contingencies – (continued)

Hurricane Katrina struck the Gulf Coast of the United States on August 29, 2005 and affected three of the terminals owned by IMTT Combined as well as its environmental response and plant nursery operations located in south Louisiana. With the exception of deductibles under its property and liability insurance coverages ($325,000, which were expensed in 2005) and certain betterments which will be undertaken in connection with the repair of storm damage (and capitalized as additions to fixed assets), all expenditures incurred in the repair and clean up of Hurricane Katrina related damages will be reimbursed by insurance coverage and therefore no significant net gain or loss as a result of storm related damage was recognized in the accompanying financial statements. A receivable balance of $3,150,000 at December 31, 2006, for unreimbursed Katrina related costs is included in accounts receivable in the accompanying balance sheet. All of the affected facilities returned to operation shortly after the storm with relatively insignificant loss of revenue, some of which should be recoverable from business interruption insurance which will be recognized after December 31, 2006 when settlement is made and funds are received (the same also applies to certain costs incurred in the temporary relocation of the headquarters office). Receipt of final settlement of Hurricane Katrina insurance claims is expected in early 2007.

(7) Income taxes

IHI Consolidated provides for income taxes in accordance with the asset and liability method as prescribed by SFAS No. 109.

The components of the income tax expense shown in the accompanying income statement are as follows:

	Current	Deferred	Total

U.S. federal	$726,000	$13,031,000	$13,757,000
State and local	1,040,000	1,762,000	2,802,000
Total income tax expense	$1,766,000	$14,793,000	$16,559,000

Income tax expense differs from income tax computed at the federal statutory rate of 35% of income before income taxes as shown in the accompanying financial statement, as follows:

Income tax expense based on federal statutory rate	$13,011,000
State income tax provisions	2,802,000
Adjustments to actual tax returns	842,000
Others, net	(96,000)
Total income tax expense recorded in accompanying financial statements	$16,559,000

Deferred income taxes have been recorded in the accompanying balance sheet for the tax effects of temporary differences that impact the financial statements and income tax returns in different periods, offset partially by carryforwards for federal and state income tax purposes of unused net operating losses and tax credits. The primary components of deferred income tax liabilities (assets) are as follows:

Fixed asset basis differences	$125,571,000
Pension expense in excess of contributions	(4,365,000)
Interest rate swap agreement differences	(2,357,000)
Other comprehensive income items	(503,000)
Net operating loss and tax credit carryforwards	(26,978,000)
Others, net	(4,038,000)
Net deferred taxes as shown in accompanying balance sheet	$87,330,000

IMTT HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

(7) Income taxes – (continued)

Deferred income taxes are classified as follows in the accompanying balance sheet.

Current tax (asset)	$(3,877,000)
Deferred tax liability	91,207,000
Net deferred tax liability	$87,330,000

There is no valuation allowance for deferred tax assets at December 31, 2006 as management believes deferred tax assets will be realized through future operations and the reversal of taxable temporary differences.

Net operating loss (N.O.L.) and tax credit carryforwards outstanding as of December 31, 2006 expire as follows:

Year of Expiration	Federal N.O.L.	State N.O.L.

2007	$—	$2,688,000
2008	—	2,643,000
2009	—	4,361,000
2010	—	3,812,000
2011	—	8,925,000
2012	—	8,242,000
2013	—	6,266,000
2014	—	620,000
2015	—	1,461,000
2016	—	12,974,000
2017	78,000	14,902,000
2018	—	11,646,000
2019	—	6,599,000
2020	3,000	1,976,000
2021	49,000	2,873,000
2022	11,188,000	3,752,000
2023	15,516,000	5,000
2024	21,416,000	6,000
2025	1,581,000	7,000
2026	75,000	—
	$49,906,000	$93,758,000

$5,056,000 of federal alternative minimum tax credits have unlimited carryforward periods.

(8) Fair value of financial instruments

The fair value of financial instruments (as defined by SFAS No. 107) contained in the accompanying balance sheets approximates the carrying amount for all assets and liabilities except for the two note purchase agreements totaling $110 million included in long-term debt in the accompanying balance sheets whose estimated fair market value at December 31, 2006 was approximately $119 million.

(9) Change in ownership

In January, 2000 International Tank Terminals, L.L.C. and its affiliates acquired Van Ommeren Tank Terminals Gulf Coast, Inc. and affiliates’ interest in each of the entities comprising IMTT Combined. The consideration for the purchase was in the form of $130 million of notes payable to the Van Ommeren affiliates by International Tank Terminals, L.L.C. and its affiliates. These notes bore interest at LIBOR plus one percent and contained payment

IMTT HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

(9) Change in ownership – (continued)

terms of interest only for the first five years with equal annual principal payments over the remaining five year term of the notes. Although International Tank Terminals, L.L.C. and its affiliates were the makers of these notes, they contained additional terms that subordinated them to any current or future debt of IMTT Combined. As a result of the application of the push down accounting method to this transaction in 2000, total equity and assets (primarily fixed assets) were increased by approximately $42,209,000 and depreciation and amortization expense related thereto increased $3,490,000 annually. As described more fully in Note 4, these notes were refinanced with a bank in December, 2005.

On May 1, 2006, Loving Enterprises, Inc. (Loving) which was the 100% owner of International Tank Terminals, L.L.C. and its affiliates (owners of 100% of IMTT Combined), transferred a 50% interest to Macquarie Infrastructure Company Trust for $250 million and Loving changed its name to IMTT Holdings Inc. Certain costs related to this transaction totaling approximately $8.1 million have been charged against the proceeds and the net amount of $241.9 million was recognized in shareholders’ equity.

(10) Accumulated other comprehensive income

Shareholders’ equity includes accumulated other comprehensive income. Changes in the components of accumulated other comprehensive income for 2006 are as follows:

	Derivatives	Minimum Pension Liability Adjustment	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Income/(Loss)

Balance January 1, 2006	$(623,000)	$(529,000)	$548,000	$(604,000)
Other comprehensive income (loss) for the year	29,000	(179,000)	—	(150,000)
Balance, December 31, 2006	$(594,000)	$(708,000)	$548,000	$(754,000)

(11) Subsequent event

Subsequent to December 31, 2006 dividends to shareholders of $14,000,000 were paid.

(12) Future minimum rental revenue

Future minimum rental revenues for the remaining unexpired term of lease agreements in existence at December 31, 2006 for terminal storage capacity are as follows.

Year	Amounts

2007	$146,180,000
2008	113,762,000
2009	113,477,000
2010	63,533,000
2011	31,705,000
2012 and thereafter	20,821,000
Total	$489,478,000

IMTT HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

(13) Additional balance sheet detail

Additional detail of the components of certain balance sheet captions follows.

Prepaid expenses and deposits:
Prepaid insurance	$3,209,000
Deferred income tax asset	3,877,000
Other	358,000
Total	$7,444,000

Other assets:
Deferred compensation plan receivables/investments	$4,198,000
Deferred dredging costs	4,361,000
Other	1,688,000
Total	$10,247,000

Accrued liabilities:
Utilities	$1,645,000
Damage claim settlement accrual	3,175,000
Accrued payables	2,135,000
Accrued health claims	1,838,000
Vacation pay provision	1,514,000
Accrued workmen’s compensation claims	1,252,000
Accrued interest	5,527,000
Other	4,367,000
Total	$21,453,000

(14) Subsequent event (unaudited)

On June 7, 2007 IMTT Combined refinanced its existing U.S. and Canadian revolving bank facilities as well as its $60 million and $50 million note purchase agreements. On that date a five year, $625 million non-reducing revolving credit facility with a nineteen bank syndicate was entered into and proceeds under this new bank facility were utilized to refinance existing bank debt as well as to pay off and retire the note purchase agreements (including approximately $12.3 million of make-whole payments). The new revolving bank credit facility also incorporates provisions that allow for lower interest rates and less restrictive covenants than under the previous credit facilities.